Exhibit 10.2 Execution Version
THIRD AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2026, by and among The RMR Group LLC, a Maryland limited liability company (“Managing Agent”), and Office Properties Income Trust, a Maryland real estate investment trust (the “Company”), on behalf of itself and those of its subsidiaries as may from time to time own properties subject to this Agreement (but specifically excluding the New 2027 SPV Group as defined in Exhibit A below) (each of the Company and such subsidiaries, an “Owner” and, collectively, the “Owners”).
W I T N E S S E T H:
WHEREAS, Managing Agent and the Owners are parties to a Second Amended and Restated Property Management Agreement, dated as of June 5, 2015 (as amended, supplemented or otherwise modified from time to time prior to the date of this Agreement, the “Original Agreement”), pursuant to which the Owners have engaged Managing Agent to manage the properties now owned or hereafter acquired by the Company and each of its subsidiaries; and
WHEREAS, Managing Agent and the Owners wish to continue the Original Agreement in force and effect with respect to all such properties, but, for the avoidance of doubt specifically excluding, however, (i) any properties owned by the New 2027 SPV Group and (ii) the properties set forth on Exhibit G hereto, which are subject to standalone property management agreements (the properties described in clauses (i) and (ii), collectively, the “Excluded Properties”; and such properties now or hereafter owned by the Company and each of its subsidiaries, but excluding the Excluded Properties, individually or collectively, as context may require, the “Managed Premises”), and the services to be performed and the fees to come due with respect to such services, but wish to amend and restate the Original Agreement as hereinafter provided, effective with respect to services performed and fees due with respect to such services after the date of this Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements herein contained, Owners and Managing Agent hereby agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:
1.             Engagement. Subject to the terms and conditions hereinafter set forth, the Owners hereby continue to engage Managing Agent to provide the property management and administrative services with respect to the Managed Premises contemplated by this Agreement. Managing Agent hereby accepts such continued engagement by the Owners as managing agent and agrees to devote such time, attention and effort as may be appropriate to operate and manage each of the Managed Premises in a diligent, orderly, efficient and commercially reasonable manner, in each case consistent with the standards of professional property managers managing similar institutional-quality office properties in the market in which the relevant Managed Premises is located. Managing Agent may subcontract out some or all of its obligations hereunder to third parties; provided, however, that, in any such event, Managing Agent shall be and remain primarily liable to the Owners for performance hereunder. All the parties acknowledge and agree that any provisions in this Agreement calling for action, consent or otherwise from any Owner can only be given or exercised by such Owner if the action, consent or other determination has been presented to and approved by the Board.

Notwithstanding anything to the contrary set forth in this Agreement (and as a supplement to the requirements of Section 24), the services to be provided by Managing Agent hereunder shall exclude all services (including, without limitation, any garage management or cafeteria management services) whose performance by a manager to any Owner could give rise to an Owner’s receipt of “impermissible tenant service income” as defined in Section 856(d)(7) of the Internal Revenue Code of 1986 (as amended or superseded hereafter, the “Code”) or could in any other way jeopardize an Owner’s federal or state tax qualification as a real estate investment trust.
2.             General Parameters. Any or all services may be performed or goods may be purchased by Managing Agent under arrangements jointly with or for other properties owned or managed by Managing Agent and the costs shall be reasonably apportioned. Managing Agent may employ personnel who are assigned to work exclusively at the Managed Premises or partly at the Managed Premises and other buildings owned and/or managed by Managing Agent. Wages, benefits and other related costs of centralized accounting personnel and employees employed by Managing Agent and assigned to work exclusively or partly at the Managed Premises shall be fairly apportioned and reimbursed, pro rata, by the Owners in addition to the Fee and the Construction Supervision Fee (each as defined in Section 6).
3.             Duties. Without limitation (but subject in all respects to the other limitations provided for in this Agreement, as applicable), Managing Agent agrees to perform the following specific duties:
(a)            To seek tenants for each of the Managed Premises in accordance with market rents and to negotiate leases, including renewals thereof, and to lease space to tenants, at rentals, and for periods of occupancy all on market terms; provided, however, that the consent of the relevant Owner shall be required with respect to any lease that falls within the following parameter, in each case as the same may hereafter be expanded or narrowed by action of the Board and written notice thereof to Managing Agent: (i) a lease or renewal or extension thereof, that contemplates expenditures (whether consisting of tenant improvements, lease concessions or otherwise) by the Owners in excess of $1,000,000 or (ii) a lease that involves leased premises in excess of 20,000 square feet. To employ appropriate means in order that the availability of rental space is made known to potential tenants, including, but not limited to, the employment of realtors, brokers and leasing agents. The brokerage and legal expenses of negotiating such leases and leasing such space at any Managed Premises shall be paid by the Owners.
(b)            To collect all rents and other income from each of the Managed Premises and to give receipts therefor, both on behalf of the relevant Owner, and deposit such funds in such banks and such accounts as are named, from time to time, by the relevant Owner, in agency accounts for and under the name of the relevant Owner. Managing Agent shall be empowered to sign disbursement checks on these accounts. Managing Agent may also use pooled bank accounts for the benefit of multiple Owners, provided that (i) doing so does not involve comingling the funds of any Owner with funds of any other Person that is not an Owner, (ii) doing so does not violate the terms of any financing or other contractual obligation of any Owner applicable thereto, and (iii) Managing Agent maintains separate records and accountings of such funds of each Owner.

(c)            To negotiate and make contracts for and to supervise any repairs and/or alterations to the Managed Premises, including tenant improvements required under leases or otherwise in compliance with Section 7 hereof, in each case on reasonable commercial terms.
(d)            For the Owners’ account and at their expense, to hire, supervise and discharge employees as required for the efficient operation and maintenance of the Managed Premises.
(e)            To obtain, at the Owners’ expense, appropriate insurance for each of the Managed Premises protecting the Owners and Managing Agent while acting on behalf of the Owners against all normally insurable risks relating to such Managed Premises and complying with the requirements of the Owners’ mortgagee, if any, and to cause the same to be provided and maintained by all tenants with respect to each of the Managed Premises to the extent required by the terms of such tenants’ leases. Notwithstanding the foregoing, the Owners may determine to purchase insurance directly for their own account.
(f)             To promptly notify the applicable insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises covered thereby, and complete customary reports in connection therewith on the relevant Owner’s behalf.
(g)            To procure all supplies, other materials and services as may be necessary for the proper operation of the Managed Premises, at the Owners’ expense.
(h)            To pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available by Owners for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of Owners hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to Owners or as Owners shall from time to time direct. In the event that the sum of the expenses to operate and the compensation due Managing Agent exceeds gross receipts in any month and no excess funds from prior months are available for payment of such excess, Owners shall pay promptly the amount of the deficiency thereof to Managing Agent upon receipt of statements therefor.
(i)             To keep Owners apprised of any material developments in the operation of the Managed Premises on a reasonably current basis.
(j)             To establish reasonable rules and regulations for tenants of the Managed Premises.
(k)            On behalf of and in the name of the relevant Owner, to institute or defend, as the case may be, any and all legal actions or proceedings relating to the operation of the Managed Premises (subject to the limitation at the end of this Section 3).

(l)             To maintain the books and records of each Owner reflecting the management and operation of each of the Managed Premises, making available for reasonable inspection and examination by the Owners or their retained counsel, accountants and other representatives all books, records and other financial data relating to the Managed Premises at the place where the same are maintained.
(m)            To prepare and deliver to tenants of each of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, pass-through items, year-end reconciliations or any other reason.
(n)            To aid, assist and cooperate with Owners in matters relating to taxes and assessments and insurance loss adjustments, notify Owners of any tax increase or special assessments relating to the Managed Premises and to enter into contracts for tax abatements services.
(o)            To provide such emergency services as may be required for the efficient management and operation of the Managed Premises on a twenty-four (24)-hour basis.
(p)            To enter into contracts on commercially reasonable terms for utilities (including, without limitation, water, fuel, electricity and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, ash, rubbish and garbage hauling, snow plowing, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate to the Managed Premises (subject to the limitations at the end of this Section 3).
(q)            To seek market terms for all items purchased or services contracted by it under this Agreement.
(r)             To, from time to time, or at any time requested by the Board, make reports of its performance of the foregoing services to the Company.
(s)            To provide regular reports to the Company in each case as set out on Exhibit B hereto and such additional updates and other information as may be reasonably requested by the Company.
(t)            To prepare and submit an annual business plan and an annual operating budget for the Managed Premises; it being agreed, however, that all such activities relating to the preparation, submission and administration thereof shall be carried out in accordance with Section 7 below.

Notwithstanding anything to the contrary set forth herein, absent consent of the Company, Managing Agent shall not take any action set forth on Exhibit C attached hereto, as the same may be modified from time to time by action of the Company in accordance with the terms of this paragraph. Section 3 of the New 2027 SPV Property Management Agreement (as such term is defined below) provides that the limitations on Exhibit C will be construed as also applying as limitations with respect to management of Excluded Premises (with consent with respect to actions set forth thereon relating to the Excluded Premises to be provided by the New 2027 SPV (as opposed to the Company)). If the Company intends to exercise its right to modify Exhibit C, it will do so by written notice to Managing Agent (the “Modification Notice”) and the modification shall become effective as promptly as reasonably practicable for Managing Agent following Managing Agent’s receipt of the Modification Notice; provided that, if and to the extent any such modification to Exhibit C, individually or in the aggregate with others, would impose additional limitations on the scope of Managing Agent’s authority or increase in any material respect Managing Agent’s scope or volume of work or change in any material respect the nature or amount of services to be provided by Managing Agent hereunder (or, if the changes applies to any Excluded Premises, the services to be provided by Managing Agent under the New 2027 SPV Property Management Agreement), and, in any such case, the change also would increase in any material respect the amount of costs or expenses Managing Agent expects to incur in performing its obligations hereunder (or, if applicable, under the New 2027 SPV Property Management Agreement), as determined by Managing Agent acting reasonably, Managing Agent shall promptly (and in any case, within ten (10) business days of Managing Agent’s receipt of the Modification Notice), notify the Company thereof and of the anticipated increased cost of the change (any such notice, a “Manager Change Notice”). If Managing Agent delivers such Manager Change Notice to the Company within the time provided above, the Company shall enter into good faith negotiations with Managing Agent to determine an appropriate modification to Managing Agent’s compensation and expense reimbursement hereunder to address that increase and, in that case, the proposed modification underlying such Manager Change Notice, to the extent it has been identified by Managing Agent as increasing in any material respect the amount of costs or expenses Managing Agent expects to incur in compliance therewith, shall be deferred until the date on which the Company and Managing Agent have agreed on a modification to Managing Agent’s compensation and expense reimbursement hereunder in respect thereof and such modification shall have become effective (and, for the avoidance of doubt, shall be deemed not to have gone into effect at any time prior to such date). If Managing Agent and the Company are not able to agree on the necessary modifications to Managing Agent’s compensation and expense reimbursement and the Company has not withdrawn the modification to Exhibit C that was giving rise to the disputed compensation and expense reimbursement shortfall by notice delivered to Managing Agent, in each case prior to the date that is thirty (30) days following the receipt by the Company of the relevant Manager Change Notice, this Agreement may be terminated by either Managing Agent or the Company by written notice to the other party (a “Modification Termination”), and, if such termination notice is given by the Company it will take effect on the date specified in the notice and if the notice is given by Managing Agent it will take effect on the sixtieth (60th) day following the date the Company receives the termination notice from Managing Agent (or, in either case, such other date as may be mutually agreed between the Company and Managing Agent). If a termination pursuant to the preceding sentence becomes effective prior to the second (2nd) anniversary of the date of this Agreement, the Termination Fee shall be payable to Managing Agent in connection with that termination.

4.             Authority. The Owners give to Managing Agent the authority and powers to perform the foregoing duties on behalf of the Owners and authorize Managing Agent to incur such reasonable expenses, as contemplated in Sections 2, 3 and 5 on behalf of the Owners as are necessary in the performance of those duties.
5.             Special Authority of Managing Agent. In addition to, and not in limitation of, the duties and authority of Managing Agent contained herein, Managing Agent shall perform the following duties:
(a)            Terminate tenancies and sign and serve in the name of the Owners such notices therefor as may be required for the proper management of the Managed Premises.
(b)            At the Owners’ expense, institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies.
6.             Compensation.
(a)            In consideration of the services to be rendered by Managing Agent hereunder, the Owners agree to pay and Managing Agent agrees to accept as its compensation (i) a management fee (the “Fee”) equal to three percent (3%) of the gross collected rents actually received by the Owners from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, operating expense and tax escalations, and any other charges paid to the Owners in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse the Owners for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant; and (ii) a construction supervision fee (the “Construction Supervision Fee”) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, including, without limitation, all tenant and capital improvements in, on or about the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair, equal to five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions.
(b)            Unless otherwise agreed, the Fee shall be due and payable monthly, in arrears based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year. The Construction Supervision Fee shall be due and payable periodically, consistent with past practice and as otherwise agreed by Managing Agent and the Owners, based on actual costs incurred to date.
(c)            Notwithstanding anything herein to the contrary, the Owners shall reimburse Managing Agent for reasonable travel expenses incurred when traveling to and from the Managed Premises while performing its duties in accordance with this Agreement; provided, however, that reasonable travel expenses shall not include expenses incurred for travel to and from the Managed Premises by personnel assigned to work exclusively at the Managed Premises.

(d)            Managing Agent shall be entitled to no other additional compensation, whether in the form of commission, bonus or the like for its services under this Agreement. Except as otherwise specifically provided herein with respect to payment by the Owners of legal fees, accounting fees, salaries, wages, fees and charges of parties hired by Managing Agent on behalf of the Owners to perform operating and maintenance functions in the Managed Premises, and the like, if Managing Agent hires third parties to perform services required to be performed hereunder by Managing Agent without additional charge to the Owners, Managing Agent shall (except to the extent the same are reasonably attributable to an emergency at the Managed Premises) be responsible for the charges of such third parties.
7.             Budget and Business Plan. In connection with its obligations under Section 3(t), Managing Agent shall comply with the following requirements:
(a)            Not later than November 1st of each year, Managing Agent shall prepare and submit to the Company (i) a proposed operating budget for the promotion, operation, repair and maintenance of the Managed Premises and, to the extent constituting Managed Premises (as defined in the New 2027 SPV Property Management Agreement) pursuant to the New 2027 SPV Property Management Agreement, the Excluded Properties (collectively, the “Company Properties”) and (ii) a proposed business plan for the leasing, marketing and operation of the Company Properties, in each case, for the succeeding calendar year. The Company will consider the proposed budget and proposed business plan and will consult with Managing Agent in the period prior to the commencement of the next succeeding calendar year and either approve or reject, in the Company’s reasonable discretion, such proposed budget (such proposed budget, if and to the extent approved by the Company in writing, an “Approved Budget” for the period to which it relates) and approved business plan (such proposed business plan, if and to the extent approved by the Company in writing, an “Approved Business Plan” for the period to which it relates) for the Company Properties for the next succeeding calendar year.
(b)            If by January 1 of any fiscal year the Company, in consultation with the Managing Agent, has not approved an Approved Budget for such year, then until such time as there is an Approved Budget, Managing Agent shall operate the Company Properties within the constraints of the prior year’s Approved Budget (including allowances for Committed Expenditures and Emergency Expenditures, if any, as provided in subparagraph (d) below), but, for the avoidance of doubt, without any discretionary items from the prior year that were specific to that year and are no longer relevant and with discretionary items that will be relevant in the new year included in such deemed budget in an amount equal to the lesser of (i) the amount that was proposed by Managing Agent in its proposed budget for the new year and (ii) with respect to discretionary items included in the prior year’s Approved Budget, one hundred five percent (105%) of the amount included in the prior year’s Approved Budget.

(c)            Subject to Permitted Variances (as defined below) and Section 7(d) below, Managing Agent shall obtain the Company’s prior written approval for expenses payable (or reimbursable) by the Owners related to the Managed Premises that are within Managing Agent’s control and exceed the Approved Budget. Managing Agent shall not incur or pay any expenses that will result in expenditures, in the aggregate, payable (or reimbursable) by the Owners related to the Managed Premises that are within Managing Agent’s control and more than five percent (5%) in excess of the total amount of all such expenditures permitted by the Approved Budget (amounts or expenditures that do not exceed such applicable limits, “Permitted Variances”).
(d)            Notwithstanding the foregoing budget requirements, Managing Agent may, without the applicable Owner’s approval, make (i) such expenditures as are owed by an Owner or Managing Agent on a non-discretionary basis (it being understood that an expenditure will be deemed to be owed on a non-discretionary basis if Managing Agent cannot cancel without any incurring any penalty of any kind) as a result of existing contractual or legal obligations or otherwise due to circumstances not within the control of Managing Agent (in either case, a “Committed Expenditure”), including, without limitation and to the extent so owed on a non-discretionary basis or arising due to circumstances not within the control of Managing Agent, (A) utility charges (including sewer charges), (B) insurance premiums, (C) costs to comply with any Law with which Managing Agent or any Managed Premises is obligated to comply, (D) costs of repairs to any Managed Premises required by casualty damage or other causes beyond Managing Agent’s control for which Managing Agent is not reimbursed by insurance or third parties (provided that the costs thereof, in aggregate for the impacted Managed Premises, are not reasonably expected to exceed $100,000, it being agreed that if the repairs required in connection with a casualty or other cause beyond Managing Agent’s control would reasonably be expected to exceed this cap such costs will not be considered “Committed Expenditures” for purposes of this provision and Managing Agent will be required to obtain Company approval before incurring or disbursing any such costs to the extent required by subparagraph (c) above, except to the extent constituting an Emergency Expenditure), (E) costs of required treatment of snow and ice and (F) taxes, levies and other amounts required to be paid under applicable law, and (ii) if applicable, any expenditure that is reasonably necessary to respond to, avoid or mitigate the results of any material damage to property or risk of harm to the health, safety or welfare of persons at or in the vicinity of any Managed Premises (an “Emergency Expenditure”); provided that any such Emergency Expenditure shall be incurred only in concert with prompt email and telephonic notification by Managing Agent to the applicable Owner (and in any event no later than the end of the next business day following the making of such Emergency Expenditure), and Managing Agent may only incur such expenses as are reasonably necessary to protect the applicable Managed Premises or persons at risk or avoid immediate criminal or civil liability. Managing Agent shall provide to the applicable Owner invoices reflecting the cost of any such Emergency Expenditure.

(e)            If by January 1 of any fiscal year the Company, in consultation with the Managing Agent, has not finalized an Approved Business Plan for the Company Properties for such year, then until such time as there is an Approved Business Plan, Managing Agent shall use commercially reasonable efforts to operate the Managed Premises pursuant to the prior year’s Approved Business Plan and, with respect to expenditures, the Approved Budget (subject to subparagraphs (c) and (d) above) or, if no budget has been approved for such year, the provisions of subparagraphs (b), (c) and (d) above.
(f)             Attached hereto as Exhibit D is the current annual budget for 2026 for the Company Properties and attached hereto as Exhibit E is the current business plan for 2026 for the Company Properties, and each Owner hereby confirms that each shall constitute the current Approved Budget and Approved Business Plan for the Property to which it relates for the remainder of the 2026 calendar year, and Managing Agent shall operate the Managed Premises within such budget, subject to Permitted Variances and subparagraph (d) above, and shall use commercially reasonable efforts to operate pursuant to such business plan, until a new Approved Business Plan or a new Approved Budget, as applicable, is adopted or designated by the Company in accordance with this Section 7.
8.             Term of Agreement.
(a)           The initial term of this Agreement shall continue in force and effect until the date that is five (5) years after the date hereof (the “Initial Term”); thereafter, the term of this Agreement shall be deemed automatically renewed for successive one year terms unless and until this Agreement has been terminated as provided herein.
(b)           Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any renewal thereof, may be terminated prior to the expiration of the term:
(i)             by the Company, (A) upon sixty (60) days’ prior written notice to Managing Agent (such termination, a “Company Termination for Convenience”), (B) for Cause, immediately upon written notice to Managing Agent (such termination, a “Company Termination for Cause”) or (C) by written notice at any time during the period commencing immediately following the date of a Managing Agent Change of Control and ending at midnight on the sixtieth (60th) day following the date on which the Managing Agent has delivered written notice to the Board that a Managing Agent Change of Control has occurred (such termination, a “Company CoC Termination”);
(ii)            by Managing Agent, (A) upon one hundred eighty (180) days’ prior written notice to the Company (such termination, a “Managing Agent Termination for Convenience”) or (B) for Good Reason, upon sixty (60) days’ prior written notice to the Company (or ninety (90) days if the Company takes steps to cure any relevant default within thirty (30) days of written notice to the Company) (such termination, a “Managing Agent Termination for Cause”);

(iii)            by either the Company or Managing Agent by written notice to the other party given not less than sixty (60) days’ prior to the expiration of the then-current term such that the term shall not be automatically renewed for an additional year (it being agreed that such termination shall be without cost or fees of any kind; provided that such termination shall not impact any fees or reimbursable expenses accrued or accruing prior to the end of the then-current term); or
(v)            as a result of a Modification Termination, subject to the notice provision included in Section 3 of this Agreement.
(c)            Any notice of termination shall include the reason for such termination.
(d)            If the Business Management Agreement (hereafter defined) is terminated in accordance with its terms, this Agreement shall terminate automatically concurrently therewith.
(e)            In the event of a Covered Termination that will be effective prior to the date that is two (2) years after the date hereof, the Company shall pay to Managing Agent promptly following the date of such Covered Termination the Termination Fee (as defined in the Business Management Agreement). For the avoidance of doubt, no more than one Termination Fee shall be payable under this Agreement and the Business Management Agreement.
(f)            The Termination Fee shall not be payable in the event of (i) a Company Termination for Cause, (ii) a Company CoC Termination, or (iii) a Managing Agent Termination for Convenience. The Termination Fee shall not be payable if this Agreement is terminated for any reason with an effective date after the date that is two (2) years after the date hereof.
(g)            The provisions of this Section 8 shall not apply as a limitation on the amount which may be paid by agreement of the Company and Managing Agent in connection with a transaction pursuant to which any assets or going business values of Managing Agent are acquired by the Company in association with termination of this Agreement and the Termination Fee is in addition to any amounts otherwise payable to Managing Agent under this Agreement as compensation for services and for expenses of or reimbursement due to Managing Agent through the date of termination. Also, payment of the Termination Fee shall not affect other rights and obligations created under Sections 8, 9 and 11 of this Agreement or otherwise between the Company and Managing Agent.

(h)            For the avoidance of doubt, this Agreement shall not require the Managing Agent to provide any services to any Person (or with respect to the assets of any Person) other than the Company and its subsidiaries. Accordingly, following (i) any transaction as a result of which any Owner ceases to be the Company or a subsidiary of the Company or (ii) any sale, transfer or other disposition of any assets of any Owner to any Person other than the Company or any of its subsidiaries (in each case, including in connection with any foreclosure by any lender or other creditor upon the equity interests of any Owner or any other assets of any Owner), the Managing Agent shall not be required hereunder to provide any services to such Owner or with respect to such assets and this Agreement shall automatically terminate with respect thereto.
9.             Termination. Upon termination of this Agreement with respect to any of the Managed Premises for any reason whatsoever, Managing Agent shall as soon as practicable turn over to Owners all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises (it being agreed that Managing Agent shall be permitted to retain for its records copies of such records and documents it deems appropriate, subject to the condition that, if and to the extent Managing Agent elects to retain any such documents containing confidential, proprietary or other non-public information of the Company or any of its subsidiaries, Managing Agent will, and will cause its affiliates and its and their representatives to, preserve that information as strictly confidential and will not share it with any third parties (except as required by applicable law or compulsory legal process) or use any such information for any purpose other than the winding down of its engagement as manager hereunder or as otherwise required by law or compulsory legal process (if applicable)), including, without limitation, all leases in the possession of Managing Agent and shall render to Owners a final accounting with respect thereto through the date of termination, which shall include a statement showing all sums collected by Managing Agent for the relevant Owner with respect to such Managed Premises and a statement of all sums held by Managing Agent for such Owner with respect to such Managed Premises for the period commencing with the date following the date of its last such accounting to such Owner. The Owners shall be obligated to pay all compensation for services rendered by Managing Agent hereunder prior and up to the effective time of such termination, including, without limitation, any Fees and Construction Supervision Fees, and shall pay and reimburse to Managing Agent all expenses and costs incurred by Managing Agent prior and up to the effective time of such termination which are otherwise payable or reimbursable to Managing Agent pursuant to the terms of this Agreement (collectively, “Accrued Fees”). The amount of such fees paid as compensation pursuant to the foregoing sentence shall be subject to adjustment in accordance with the annual reconciliation contemplated by Section 6(b) and consistent with past practices in performing such reconciliation.
The Accrued Fees and, to the extent applicable, any Termination Fee due upon termination shall be due and payable on the date of termination. A copy of all computations of the Accrued Fees and, to the extent applicable, the Termination Fee, shall be delivered by Managing Agent to the Company by the date of termination.

In addition to other actions on termination of this Agreement, for up to one hundred twenty (120) days following the date of notice of a termination of this Agreement, Managing Agent shall cooperate with the Company and the other Owners and use commercially reasonable efforts to facilitate the orderly transfer of management of the Managed Premises. In connection therewith Managing Agent shall assign to one or more Owners, or to their designee(s), as directed by the Company, and the Company, such other Owner(s) or their designee(s) shall assume, all contracts entered into by Managing Agent pursuant to this Agreement, but excluding all insurance contracts, and multi-property contracts not limited in scope to the Managed Premises and all contracts with affiliates of Managing Agent. Managing Agent shall also transfer to the Company all proprietary information with respect to the Company and its subsidiaries and/or the other Owners. Additionally, the Company or its designee shall have the right to offer employment to any employee of the Managing Agent whom the Managing Agent proposes to terminate in connection with a termination of this Agreement and the Managing Agent shall cooperate with the Company or its designee in connection therewith.
10.           Assignment of Rights and Obligations.
(a)            Without the Company’s prior written consent, Managing Agent shall not sell, transfer, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its rights and obligations hereunder, and any transfer, encumbrance or other disposition of an interest herein made or attempted in violation of this paragraph shall be void and ineffective, and shall not be binding upon Owners. Notwithstanding the foregoing, (i) Managing Agent may assign its rights and delegate its obligations under this Agreement to any subsidiary of Parent so long as such subsidiary is then and remains Controlled by Parent and assumes Managing Agent’s obligations hereunder in a written instrument of assignment a copy of which is delivered to the Company promptly following such assignment; and (ii) (A) any Owner may assign this Agreement or its rights hereunder to the Company or any Person that is then and remains Controlled by the Company or any permitted assignee thereof, and (B) the Company may assign this Agreement or its rights hereunder to any Person in connection with a merger or other consolidation involving the Company with or into that Person or in connection with a sale of all or substantially all of the assets of the Company to such Person; provided that, in any such case addressed in this clause (ii), the assignee assumes all of the assignor’s obligations hereunder in a written instrument of assignment, a copy of which is delivered to Managing Agent promptly following such assignment; provided further that nothing in this clause (ii) shall abrogate any other right of Managing Agent under this Agreement (including, without limitation, any right to terminate this Agreement) arising from any transaction relating to any such assignment.
(b)            Except as set forth in Section 10(a), Owners, without Managing Agent’s consent, may not assign their respective rights or delegate their respective obligations hereunder.
(c)            No assignment permitted hereunder shall release the assignor from any of its obligations hereunder.

11.           Indemnification and Insurance.
(a)            Managing Agent assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of any Owner in following or declining to follow any advice or recommendation of Managing Agent. Managing Agent, its members, officers, employees and affiliates will not be liable to any Owner, their respective shareholders, or others, except by reason of acts constituting bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations hereunder or a material breach of this Agreement. The Owners agree to defend, indemnify and hold harmless Managing Agent from and against all costs, claims, expenses and liabilities (including reasonable attorneys’ fees) arising out of Managing Agent’s performance of its duties in accordance with this Agreement including, without limitation, injury or damage to persons or property occurring in, on or about the Managed Premises and violations or alleged violations of any law, ordinance, regulation or order of any governmental authority regarding the Managed Premises except any injury, damage or violation resulting from Managing Agent’s fraud, gross negligence or willful misconduct in the performance of its duties hereunder or a material breach by Managing Agent of this Agreement.
(b)            Managing Agent agrees to defend, indemnify and hold harmless each Owner from and against all costs, claims, expenses, liabilities (including the reasonable fees and expenses of counsel, accountants and other professionals or experts) in respect of or arising out of bad faith, fraud, willful misconduct or gross negligence or a material breach of this Agreement by Managing Agent or any of its affiliates.
(c)            The Owners and Managing Agent shall maintain such commercially reasonable insurance as shall from time to time be mutually agreed by the Owners and Managing Agent.
12.           Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next business day if transmitted by a nationally recognized overnight courier or (c) on the third (3rd) business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address for a party as shall be specified by like notice):
If to the Company or any of the other Owners:
Office Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attention: Yael Duffy and Brian Donley
E-mail: YDuffy@rmrgroup.com and BDonley@rmrgroup.com

If to Managing Agent:
The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: Adam Portnoy; Lindsey Getz
13.           Limitation of Liability. The Declarations of Trust establishing certain Owners, a copy of each of which, together with all amendments thereto (the “Declarations”), is duly filed with the Department of Assessments and Taxation of the State of Maryland, provide that the names of each such Owner refers to the trustees under the applicable Declaration collectively as trustees, but not individually or personally. No trustee, officer, shareholder, employee or agent of such Owners shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, such Owners. All persons and entities dealing with such Owners, in any way, shall look only to the respective assets of such Owners for the payment of any sum or the performance of any obligation of such Owners. In any event, all liability of such Owners hereunder is limited to the interest of such Owners in the Managed Premises and, in the case of Managing Agent, to its interest hereunder.
14.           Acquisitions and Dispositions of Managed Premises. Unless Owners and Managing Agent otherwise agree in writing, all Managed Premises from time to time acquired by Owners or their subsidiaries (other than the 2027 SPV Group) shall automatically become subject to this Agreement without amendment hereof. Similarly, this Agreement shall automatically terminate with respect to all properties disposed of by Owners, effective upon such disposition.
15.           Estoppels; Subordination; Financing.
(a)            Managing Agent agrees that, upon any request by the Company in connection with any financing or refinancing transaction, Managing Agent will issue to the Company and each Owner designated in the Company’s request, and any lender in such financing or refinancing transaction, designated by the Company in its request, to be delivered by Managing Agent not later than ten (10) business days following receipt of such request, an estoppel certificate addressing such matters as may reasonably be requested by the Company’s financing sources.
(b)            This Agreement and the rights of Managing Agent hereunder are and shall be subject and subordinate to the lien of any mortgage, deed of trust or other security instrument now or hereafter placed upon any of the Managed Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof. Managing Agent agrees that, upon request of any Owner, Managing Agent will execute, acknowledge and deliver, to and for the benefit of the relevant lender, an instrument confirming such subordination in the form being required by the relevant lender, provided such form is customary and reasonable under the circumstances.

(c)            If requested by the Company in connection with the financing of any of the Managed Premises, Managing Agent will enter into a standalone property management agreement in the form attached hereto as Exhibit F-1, in substitution for this Agreement, and concurrently therewith the Company and Managing Agent will also enter a side letter in the form attached hereto as Exhibit F-2 with respect to that Managed Premises, it being agreed that upon effectiveness of such a stand-alone agreement, except as otherwise set forth in such side letter, the Managed Premises covered thereby will cease to be considered “Managed Premises” under this Agreement and the Owner thereof automatically will be deemed released from any further obligations under this Agreement and, for certainty, thereafter will be excluded from the definition of “Owner” hereunder.
16.           Modification of Agreement. Except as otherwise specifically provided herein, this Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by Managing Agent and the Company, for itself and any other Owner upon which such modification, alteration or amendment is to be binding.
17.           Independent Contractor. This Agreement is not one of general agency by Managing Agent for Owners, but Managing Agent is being engaged as an independent contractor. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or other similar relationship between Owners and Managing Agent for any purposes whatsoever, and, without limiting the generality of the foregoing, neither the terms of this Agreement nor the fact that Owners and Managing Agent have joint interests in any one or more investments, ownership in each other (including, without limitation, the Equity Compensation (as defined in the Business Management Agreement)), ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.
18.           Governing Law. The provisions of this Agreement and any Dispute (as defined in Section 23), whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.
19.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.
20.           No Third Party Beneficiary. No person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
21.           Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
22.            Survival. Except for Sections 1 through 5, 7, 14, 15 and 24, all other provisions of this Agreement shall survive the termination hereof. Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.

23.           Arbitration.
(a)            Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by Managing Agent pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of the Company, any Owner, Managing Agent or any holder of equity interests (which, for purposes of this Section 23, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of the Company, any Owner or Managing Agent, either on his, her or its own behalf, on behalf of the Company, any Owner or Managing Agent or on behalf of any series or class of equity interests of the Company, any Owner or Managing Agent or holders of any equity interests of the Company, any Owner or Managing Agent against the Company, any Owner or Managing Agent or any of their respective trustees, directors, members, officers, managers (including Managing Agent or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of the Company, any Owner or Managing Agent (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 23. For the avoidance of doubt, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of the Company, any Owner or Managing Agent and class actions by a holder of equity interests against those individuals or entities and the Company, any Owner or Managing Agent. For the avoidance of doubt, and not as a limitation, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Section 23, the term “equity interest” shall mean, (i) in respect of the Company, shares of beneficial interest or, if applicable, other common equity interests of the Company, (ii) in respect of any other Owner, equity interests in that Owner, and (iii) in respect of Managing Agent, “membership interest” in Managing Agent as defined in the Maryland Limited Liability Companies Act.

(b)            There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
(c)            The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.
(d)            There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
(e)            In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 23(g) each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f)             Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), unless the arbitrators shall render an award that shifts any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, awards any portion of the Company’s or Managing Agent’s, as applicable, award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
(g)            Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to any interim Award, may be appealed pursuant to AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 23(f) hereof shall apply to any appeal pursuant to this Section 23 and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.
(h)            Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 23(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
(i)             This Section 23 is intended to benefit and be enforceable by the Company, Owners, Managing Agent and their respective holders of equity interests, trustees, directors, officers, managers (including Managing Agent or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, Owners, Managing Agent and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

24.           REIT Compliance.
(a)            Managing Agent acknowledges that it has been advised that the Company (and, if applicable, an Owner) has elected to be taxed as a “real estate investment trust” under the Code and that the business and activities of the Company and its subsidiaries (including, without limitation, the other Owners) are intended to be conducted as appropriate to support and facilitate that treatment. To this end, Managing Agent will manage the Company Properties in accordance with the requirements applicable to real estate investment trusts under the Code and the provisions of this Section 24.
(b)            In furtherance of the foregoing, Managing Agent shall, in carrying out its duties under this Agreement, conduct the business and activities at the Company Properties in accordance with the following requirements:
1.              Services. Except as otherwise permitted by an applicable Owner, Managing Agent shall use commercially reasonable efforts to manage the Company Properties in such a manner that the applicable Owner and the Company shall not receive or accrue, after taking into account the exceptions in Code Section 856(d)(7)(C) (as further explicated in IRS Revenue Ruling 2002-38), any amounts that constitute any impermissible tenant services income as defined, in Code Section 856(d)(7)(A) unless, during any calendar year, the aggregate amount of such income will not, under any circumstances, exceed one percent (1%) of all amounts received or accrued during the taxable year directly or indirectly from the Company Properties, determined in accordance with the provisions of Code Section 856(d)(7) and IRS Revenue Ruling 98-60.
2.              Leases. Except as set forth in Section 10, all leases, subleases or assignments of a lease shall be subject to applicable Owner’s written approval.
3.              TRS Matters. If a service agreement is already in place at the time Managing Agent receives a notification from the applicable Owner that a service provider is not, or may not be, a permissible independent contractor with respect to the Company or such Owner for purposes of the exception in Sections 856(d)(7)(C)(i), then Managing Agent in consultation with the applicable Owner shall expeditiously terminate such service agreement or contract, or, alternatively and in the sole and absolute discretion of the applicable Owner, transfer such service agreement or contract to a taxable REIT subsidiary, within the meaning of Code Section 856(l), of the Company or the applicable Owner. All costs associated with termination of any such service agreement or contract at the request of the applicable Owner shall be an expense of that Owner.

4.              REIT Information. Upon request from an Owner, Managing Agent shall promptly complete a property service questionnaire annually (no later than thirty (30) days after the end of each calendar year and more frequently as reasonably requested by the applicable Owner) and provide any other information reasonably requested by the applicable Owner or the Company related to the applicable Company Properties in order for the Company and any applicable Owner to determine their qualification as a “real estate investment trust” under the Code and to complete their tax returns.
5.              Dispute Resolution Regarding REIT Compliance. Any dispute over whether a prospective activity of Managing Agent (but not, for the avoidance of doubt, actions previously taken) violates this Section 24 shall be determined by the applicable Owner in its reasonable discretion, after consultation with Managing Agent.
25.           Consent to Jurisdiction and Forum. The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Baltimore, Maryland. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 12 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROVISION OF SERVICES BY MANAGING AGENT PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 23, this Section 25 shall not preempt resolution of the Dispute pursuant to Section 23.
26.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any pre-existing agreements with respect to such subject matter. This Agreement constitutes an integral part of, and a condition to, the transactions contemplated by the Restructuring Support Agreement.

27.           Other Agreements. (i) The Company and Managing Agent are also parties to a Third Amended and Restated Business Management Agreement, dated as of the date hereof, as in effect from time to time (the “Business Management Agreement”) and (ii) the New 2027 SPV Holdco, the New 2027 SPV, on behalf of itself and certain of its subsidiaries, and Managing Agent are also parties to a New 2027 SPV Property Management Agreement, dated as of the date hereof, as in effect from time to time (the “New 2027 SPV Property Management Agreement”). The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Business Management Agreement or the New 2027 SPV Property Management Agreement and that each of the Business Management Agreement and the New 2027 SPV Property Management Agreement provides for its own separate rights and obligations of the parties thereto, including without limitation separate compensation payable by (x) the Company to Managing Agent thereunder for services to be provided by Managing Agent pursuant to the Business Management Agreement and (y) the New 2027 SPV and the other Owners (as defined in the New 2027 SPV Property Management Agreement) to Managing Agent thereunder for services to be provided by Managing Agent pursuant to the New 2027 SPV Property Management Agreement.
28.           Defined Terms. Any capitalized term used herein but not defined shall be given the meaning set forth in Exhibit A attached hereto.
29.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”), including by electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page To Follow.]

IN WITNESS WHEREOF, the Parties have executed this Third Amended and Restated Property Management Agreement as of the date first above written.
MANAGING AGENT:
THE RMR GROUP LLC
By: /s/ Matthew C. Brown_________
Name: Matthew C. Brown
Title: Executive Vice President, Chief Financial Officer and Treasurer
OWNERS:
OFFICE PROPERTIES INCOME TRUST, on its own behalf and on behalf of its subsidiaries
By: /s/ Lindsey Getz______________
Name: Lindsey Getz
Title: Secretary

Exhibit A
Definitions
The following definitions shall be applied to the terms used in the Agreement for all purposes, unless otherwise clearly indicated to the contrary. All capitalized terms used in this Exhibit A but not defined in this Exhibit A shall have the respective meanings given to those terms in the Agreement. Unless otherwise noted, all section references in this Exhibit A refer to sections in the Agreement.
1.“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.
2.“Bankruptcy Code” shall mean title 11 of the United States Code.
3.“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of Texas, Houston Division.
4.“Board” shall mean the Company’s board of trustees or any replacement governing body.
5.“Cause” shall mean: (i) Managing Agent engages in any act that constitutes bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations under this Agreement; (ii) a default by Managing Agent in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by Managing Agent, the consequence of which is a Material Adverse Effect; (iii) Managing Agent or Parent is convicted of a felony; (iv) any executive officer or senior manager of Managing Agent or Parent is convicted of a felony or other crime, whether or not a felony, involving his or her duties as an employee of Managing Agent and who is not promptly discharged and any actual loss suffered by the Company as a result of such felony or crime is not promptly reimbursed; (v) any involuntary proceeding is commenced against Managing Agent or Parent seeking liquidation, reorganization or other relief with respect to Managing Agent or Parent or, in either case, its debts under bankruptcy, insolvency or similar law and such proceeding is not dismissed in one hundred twenty (120) days; or (vi) Managing Agent or Parent authorizes the commencement of a voluntary proceeding seeking liquidation, reorganization or other relief with respect to Managing Agent or Parent or, in either case, its debts under bankruptcy, insolvency or similar law or the appointment of a trustee, receiver, liquidator, custodian or similar official of Managing Agent or any substantial part of its property.
6.“Chapter 11 Cases” shall mean the cases pursuant to chapter 11 of the Bankruptcy Code of the Company and certain of its subsidiaries commenced in the Bankruptcy Court and jointly administered under case number 25-90530 (CML).
7.“Charitable Organization” shall mean an organization that is described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof.

8.“Company Change of Control” shall mean the occurrence of any of the following events:
(i)    any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, except that any person shall be deemed to beneficially own securities such person has a right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then-outstanding voting power of the voting securities of the Company;
(ii)   the consummation of any direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that an event pursuant to this clause (ii) will not be considered to have occurred if (A) the transferee expressly assumes the rights and obligations of the Company under this Agreement pursuant to an agreement reasonably acceptable to Managing Agent and (B) Persons owning at least a majority of each of the economic rights of the equity interests of the Company and the voting power of the voting securities of the Company immediately prior to the relevant transaction or series of related transactions own a majority of each of the economic rights of the equity interests of the transferee and the voting power of the voting securities of the transferee immediately following the relevant transaction or series of related transactions and Continuing Company Board Members constitute a majority of the board or other comparable managing body of the transferee immediately following the relevant transaction or series of related transactions; provided further that, following an event satisfying the requirements set forth in the immediately preceding proviso, each reference to the Company shall be deemed to be instead a reference to such transferee; or
(iii) at any time, the Continuing Company Board Members cease for any reason to constitute the majority of the members of the Board.

Notwithstanding the foregoing, a change in ownership or control of the Company (or any successor), or a transfer of all or substantially all of the assets of the Company (or any successor) to an entity, will not be considered a Company Change of Control (and, for certainty, also will be permitted and will not give rise to any right on the part of Managing Agent to terminate this Agreement) if (a) if not the Company, the successor or transferee, as applicable, expressly assumes the rights and obligations of the Company under this Agreement pursuant to an agreement reasonably acceptable to Managing Agent and (b) following such change or transfer, any combination of the following persons and/or entities will own, directly or indirectly, a majority of each of the economic rights of the equity interests of the Company (or its successor) or the transferee, as applicable, and the voting rights of the voting securities of the Company (or its successor) or the transferee, as applicable: (i) any fund or vehicle that is managed or advised by Helix Partners Management LP or any successor to all or substantially all of the business thereof, or any entity directly or indirectly controlled or managed by any of the foregoing, (ii) any fund or vehicle that is managed or advised by Redwood Capital Management, LLC or any successor to all or substantially all of the business thereof, or any entity directly or indirectly controlled or managed by any of the foregoing, and (iii) Mr. Adam Portnoy, Managing Agent or Parent, any successor to all or substantially all of the business of such entity or any entity directly or indirectly controlled or managed by any of the foregoing. Following an event satisfying the requirements set forth in the immediately preceding sentence, each reference in this Agreement to the Company shall be deemed to be instead a reference to such transferee.
9.“Confirmation Order” shall mean the Order Confirming Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Subsidiaries [Docket No. 1241], entered by the Bankruptcy Court on April 22, 2026.
10.“Continuing Company Board Members” shall mean, as of any date of determination, any member of the Board who was (i) a member of the Board as of the date of this Agreement, (ii) a member of the Board appointed promptly following the date of this Agreement in accordance with Section 5.13(a) of the Plan of Reorganization or (iii) nominated for election or elected to the Board by, or whose election to the Board was made or approved by, the affirmative vote of a majority of Continuing Company Board Members who were members of the Board at the time of such nomination or election.
11. “Control” of an entity, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise and the participles “Controls” and “Controlled” have parallel meanings.
12.“Covered Termination” shall mean a Company Termination for Convenience, a Managing Agent Termination for Cause or a Modification Termination.
13.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

14.“Good Reason” shall mean: (i) a default by any Owner in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by such Owner, the consequence of which was materially adverse to Managing Agent and which did not result from and was not attributable to any action, or failure to act, of Managing Agent, and such default shall continue for a period of sixty (60) days (or ninety (90) days if the Company takes steps to cure such default within thirty (30) days of written notice to the Company) after written notice thereof by Managing Agent specifying such default and requesting that the same be remedied in such sixty (60) day period; or (ii) the occurrence of a Company Change of Control.
15.“Law” shall mean any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any governmental entity.
16.“Managing Agent Change of Control” shall be deemed to have occurred upon any of the following events:
1.any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act), other than a Permitted Managing Agent Transferee or a Person to whom Managing Agent would be permitted to assign this Agreement pursuant to Section 10 of this Agreement, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, except that any person shall be deemed to beneficially own securities such person has a right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then-outstanding voting power of the voting securities of Managing Agent and/or Parent, as applicable;
2.the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Managing Agent (including securities of Managing Agent’s subsidiaries) on a consolidated basis, except the transfer of outstanding voting power of the voting securities of Managing Agent or Parent to a Permitted Managing Agent Transferee or if the transaction constitutes a permissible assignment under Section 10 of this Agreement; or
3.at any time, Adam D. Portnoy ceases to Control Managing Agent;
provided, however, that if Managing Agent is no longer a subsidiary of Parent as a result of a transaction not constituting a Managing Agent Change of Control, then a Managing Agent Change of Control shall be deemed to have occurred upon any of the foregoing events that affect Managing Agent only (and no Managing Agent Change of Control shall be deemed to have occurred if such event affects Parent only and not Managing Agent).
17.“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences, has had a material adverse effect on the business, results of operations or financial condition of the Owners, taken as a whole.
18.“New 2027 SPV” shall mean Office Properties Intermediate Holdco II Trust LLC, a Delaware limited liability company.
19.“New 2027 SPV Group” shall mean the New 2027 SPV Holdco and its subsidiaries.

20.“New 2027 SPV Holdco” shall mean Office Properties Intermediate Holdco I Trust LLC, a Delaware limited liability company.
21.“Parent” shall mean The RMR Group Inc., a Maryland corporation.
22.“Permitted Managing Agent Transferee” shall mean: (A) Parent or any of its Controlled subsidiaries; (B) any employee benefit plan of Managing Agent, Parent or any of their respective Controlled subsidiaries; (C) Adam D. Portnoy; (D) any entity Controlled by any Person or Persons described in clause (B) or (C) of this definition; (E) a Charitable Organization Controlled by any Person or Persons described in clause (C) of this definition; (F) an entity owned, directly or indirectly, by shareholders (or equivalent) of Managing Agent or Parent in substantially the same proportions as their ownership of Managing Agent or Parent, as applicable, immediately prior to the acquisition of beneficial ownership; or (G) any Person approved by the Company in writing; provided, however, that any subsidiary described in clause (A) or clause (B), or any Person described in clause (D) or clause (E), shall only be a Permitted Managing Agent Transferee so long as it remains Controlled as provided in clause (A), clause (B), clause (D) or clause (E), as applicable.
23.“Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
24.“Plan of Reorganization” shall mean the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1223], filed in the Chapter 11 Cases on April 21, 2026 (as amended, supplemented or otherwise modified from time to time, including, without limitation, by the Confirmation Order, together with all exhibits and schedules thereto), as confirmed by the Confirmation Order and made effective on June 17, 2026.
25.“Restructuring Support Agreement” shall mean the Restructuring Support Agreement, dated as of October 30, 2025, by and among the Company, the Consenting September 2029 Senior Secured Noteholders (as defined therein) from time to time party thereto and Managing Agent.

Exhibit B
Reporting Schedule

Exhibit C
Consent Actions
A. Approval of the Approved Budget and the Approved Business Plan, or causing the Company or any Owner to incur any costs and expenses except in compliance with Section 7 of the Agreement;
B. The extension of credit or loan to, or becoming a surety, guarantor, or endorser of any obligation of, or indemnifying the obligations of, another Person (or modifying any such arrangement), except (i) by the Company or any Owner to or on behalf of a wholly-owned subsidiary of the Company or by an Owner to or on behalf of the Company, or (ii) ordinary course trade credit;
C. Making, permitting (without contest) or agreeing to any changes to the zoning or building ordinances, entitlements, and/or other land use and/or environmental regulations affecting any Property, in each case if the same (individually or in the aggregate) would, or could reasonably be expected to, materially interfere with or materially impact operations, or adversely affect the value, in any material respect, of the Managed Premises;
D. Entering into, amending, renewing or extending the term of (other than pursuant to a tenant’s exercise of any rights expressly provided for under its lease), or terminating, any lease that (i) contemplates expenditures (whether consisting of tenant improvements, lease concessions or otherwise) by the Owners in excess of $1,000,000 or (ii) applies to leased premises in excess of 20,000 square feet;
E. Except to the extent contemplated by the Approved Budget or Approved Business Plan, entering into, materially amending, or terminating any contract or agreement that (A) is a non-utility services contract that requires a payment in excess of $250,000 annually, (B) (i) is for a term of more than one year and is not cancelable without cause by the Company or the applicable Owner on thirty (30) days or less prior written notice without the payment of any cancellation fee, penalty, premium or prepayment amount, (ii) is entered into, or is renewed, with the same counterparty (or its affiliate) other than utility providers, for the same or similar services for a period in excess of three (3) years, in the aggregate (taking into consideration the original term and any renewal term), (iii) if such contract is not in the name of the Company or an Owner, is not freely assignable to the Company or an Owner, or (iv) does not contain customary insurance requirements, if applicable, for the Company or the applicable Owner’s benefit, or (C) requires the payment of any amount in excess of $100,000 annually and is not competitively bid, provided however that leasing and property management agreements with third party managers and/or utility contracts are not subject to the competitive bidding requirements under this item E so long as the fees and expenses negotiated in such contracts are consistent with market fees and expenses;
F. Selling or otherwise transferring, exchanging, or disposing of any Owner, any Managed Premises (or any interest therein) or any portion of a Managed Premises (whether through a sale of interests in an Owner or otherwise), and/or marketing of the same for such sale, transfer, exchange or disposition (but excluding from this provision sales or other dispositions of personal property and leasing or re-leasing activities at a Managed Premises in either case as to which no consent is required under item D above);
G. Deciding not to repair or rebuild any Managed Premises or any material portion thereof in case of material damage to such Managed Premises arising out of a casualty or condemnation;

H. Abandoning any Managed Premises or initiating or implementing any plan for any demolition, expansion, redevelopment, or major renovation of any Managed Premises, provided that any such activities shall not be a Consent Action if the total costs thereof are within the Approved Budget or Approved Business Plan (subject to Permitted Variances);
I. Changing the legal form of organization, income tax structure, or purpose of the Company or any Owner;
J. Selecting or replacing any accounting firm or auditors for the Company or any Owner, or materially changing the accounting principles or practices by which the books and records of the Company or any Owner are kept and pursuant to which the financial statements of the Company or any Owner are prepared, other than changes required to comply with changes to GAAP;
K. Determining that it is no longer in the best interest of the Company or any other applicable Owner to attempt to, or continue to, qualify as a REIT;
L. Instituting or settling any action or series of related actions at law or in equity that (i) involve potential damages or liabilities to the Company or any Owner, or diminution in value of any Managed Premises, in excess of $1,000,000 in the aggregate, excluding any claim covered by insurance, (ii) involve or impose any material restriction, covenant or other non-monetary obligation on the Company and/or any Owner or any of its assets that has an adverse effect on the value or operation of the Managed Premises, and/or (iii) involve any admission of fault or guilty by the Company and/or any Owner;
M. The dissolution or liquidation of the Company or any Owner, the approval or modification of any plan of liquidation or dissolution of the Company or any Owner, and/or the process and terms (including minimum all-cash sales prices) of the liquidation of the assets of the Company or any Owner;
N. (i) Making, revoking, or changing any income or other material tax election, (ii) determining whether to affirmatively elect out of the application of any otherwise applicable tax provision or (iii) adopting or changing any material method of income tax accounting or material tax procedures or policies of the Company or any Owner, except in each case where such action could not reasonably be expected to have more than a de minimis adverse effect on any of its direct or indirect investors;
O. Approving or causing any material deviation from the insurance required pursuant to the Business Management Agreement or this Agreement, in each case as the same may be modified pursuant to the Approved Budget and Approved Business Plan;
P. Granting any easement, restrictive covenant, condition and restriction, encroachment rights, license or similar rights, dedicating or transferring any portion of any Managed Premises for road, highway or other public purposes, or executing petitions to have any Managed Premises annexed to any municipal corporation or utility district, or amending, modifying or supplementing any of the foregoing, in each case if the same (individually or together with other similar actions) would, or could reasonably be expected to, materially interfere with or materially adversely impact operations at, or materially adversely affect the value, of any Managed Premises;

Q. Causing any Managed Premises to be subject to a condominium statute or otherwise converting any Managed Premises to a condominium form of ownership;
R. The Company or any Owner hiring any employees;
S. Commingling the funds of the Company and/or any Owner with those of any other Person (including any of the New 2027 SPV Group; provided that Managing Agent may commingle the funds of the Company or any Owner with the funds of the New 2027 SPV Group so long as it is using commercially reasonable efforts to cease such commingling as promptly as reasonably practicable following the date hereof) or holding funds of the Company and/or any Owner in an account that is not an account of the Company and/or such Owner;
T. Entering into any agreement by, between and/or among the Company or any Owner, on the one hand, and RMR or any of its affiliates, on the other hand;
U. Making any political, charitable, or other similar contribution of any kind; and/or
V. Retaining counsel, consultants and other third party professionals on behalf of the Company or any Owner in connection with any financing, capital raise, recapitalization or sale, transfer, exchange, or other disposition by or involving the Company, any other Owner, any Managed Premises or any portion thereof or any other purpose, in each case not arising in the ordinary course of the business of the Company and the Owners.

Exhibit D
2026 Approved Business Plan

Exhibit E
2026 Approved Budget

Exhibit F-1
Form of Property Management Agreement

Exhibit F-2
Side Letter

Exhibit G
Excluded Properties